Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
National Properties Corporation:

We consent to the incorporation by reference in this Amendment No. 2 to the registration statement on Form S-4 of Commercial Net Lease Realty, Inc. of our report dated January 10, 2005, relating to the balance sheets of National Properties Corporation as of December 31, 2004 and 2003, and the statements of income and comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004, and the related financial statement schedules, which reports appear in the December 31, 2004 annual report on Form 10-K of National Properties Corporation and the reference to our firm under the heading “Experts” in the proxy statement-prospectus.

/S/ NORTHUP, HAINES, KADUCE, SCHMID, MACKLIN, P.C.

NORTHUP, HAINES, KADUCE, SCHMID, MACKLIN, P.C.
West Des Moines, Iowa
April 5, 2005